EXHIBIT 99.1
John B. Sanfilippo & Son, Inc. Voluntarily Recalls Snack Mix and Cashew
Products Due to Possible Health Risk
Contact for investors and media: Michael Valentine, CFO (847) 214-4509
FOR IMMEDIATE RELEASE — ELGIN, IL — March 19, 2010 — As a follow up to the voluntary recall of black pepper from Mincing Overseas Spice Company announced on March 5, 2010, John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) announced today that it is voluntarily recalling various snack mix and cashew products, which have been flavored with seasoning containing the recalled black pepper and which are listed below, as a precautionary measure because the product may be contaminated with Salmonella.
To date, the Company has not received any reports of illnesses in connection with the item listed below.
Consumers who have recently purchased the items listed below should not consume these products and should return them to the store of purchase for a full refund or replacement.
Salmonella can cause serious and sometimes fatal infections in young children, frail or elderly people and others with weakened immune systems. Healthy persons infected with Salmonella often experience fever, diarrhea (which may be bloody), nausea, vomiting and abdominal pain. In rare circumstances, infection with Salmonella can result in the organism getting into the bloodstream and producing more severe illnesses such as arterial infections (i.e., infected aneurysms), endocarditis and arthritis.
For more information, please visit the Centers for Disease Control and Prevention’s website at www.cdc.gov.
-more-

Item Description:
The following items have been sold under the Fisher Brand in bulk self serve bins in Fisher Outlet Stores located in Northern Illinois.

JBSS
ITEM	UPC
CODE	NO.	BRAND	PRODUCT DESCRIPTION	UNIT WT.	UM	LOT CODE
04515	0 00 72261	Fisher	Louisiana Cajun Mix	Self Serve	Bins	0019FG8A
04515 1
The following packaged items have been distributed nationwide under the Archer Farms Brand exclusively in Target retail stores.

JBSS			PRODUCT	UNIT
ITEM NO.	UPC NO.	BRAND	DESCRIPTION	WT.	UM	BEST BY DATE
03915	085239 70375 5	ARCHER FARMS	SWEET CAJUN TRAIL MIX	9.5	OZ.	BEST BY 07/JUL/2010 GZ1
03915	085239 70375 5	ARCHER FARMS	SWEET CAJUN TRAIL MIX	9.5	OZ.	BEST BY 20/JUL/2010 GZ1
03915	085239 70375 5	ARCHER FARMS	SWEET CAJUN TRAIL MIX	9.5	OZ.	BEST BY 20/JUL/2010 GZ2
07347	085239 08997 2	ARCHER FARMS	SALT & PEPPER CASHEWS	11.5	OZ.	BEST BY 19/JAN/2011 GA1
07347	085239 08997 2	ARCHER FARMS	SALT & PEPPER CASHEWS	11.5	OZ.	BEST BY 01/MAR/2011 GA1
08840	085239 71893 3	ARCHER FARMS	TEX MEX TRAIL MIX	26	OZ.	BEST BY 12/JAN/2011 GJ1
08840	085239 71893 3	ARCHER FARMS	TEX MEX TRAIL MIX	26	OZ.	BEST BY 27/JAN/2011 GJ1
08840	085239 71893 3	ARCHER FARMS	TEX MEX TRAIL MIX	26	OZ.	BEST BY 10/FEB/2011 GJ1
08840	085239 71893 3	ARCHER FARMS	TEX MEX TRAIL MIX	26	OZ.	BEST BY 24/FEB/2011 GJ2
08843	085239 71333 4	ARCHER FARMS	SWEET CAJUN TRAIL MIX	28.5	OZ.	BEST BY 13/JAN/2011 GJ1
08843	085239 71333 4	ARCHER FARMS	SWEET CAJUN TRAIL MIX	28.5	OZ.	BEST BY 18/FEB/2011 GJ2
Contact for Consumers:
Consumers or customers who have questions about the above recall may contact John B. Sanfilippo & Son, Inc. Customer Service toll-free at (800) 874-8734 Monday through Friday from 8:30 AM to 5:00 PM Central Daylight Time. Consumers, who have questions about the ARCHER FARMS items only, may also contact Target Guest Relations toll-free at (800) 316-6151.
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